State of Delaware
Secretary of State
Division of Corporations
Delivered 03:24 PM 10/10/2025
FILED 03:24 PM 10/10/2025
SR 20254239062 - File Number 7118125

**Amendment to the Amended and Restated
Certificate of Designation of
Series C Convertible Preferred Stock of
BONK, Inc.**

Pursuant to Section 151 Of Delaware General Corporation Law

BONK, Inc., a Delaware corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation ("Articles"), as amended, and in accordance with the provisions of Section 151 of Delaware General Corporation Law (the "DGCL"), the Corporation's Board of Directors has duly adopted the following resolutions creating a series of Preferred Stock designated as Series C Convertible Preferred Stock:

The undersigned, Jarrett Boon, does hereby certify that:

1. He is the Chief Executive Officer of BONK, Inc., a Delaware corporation (the "Corporation").
2. The Corporation is authorized to issue 1,000,000 shares of preferred stock, of which 100,000 shares have been designated as Series A Convertible Preferred Stock and 39,933 shares of Series A Convertible Preferred Stock have been issued and of 100,000 shares have been designated Series B Convertible Preferred Stock and 7,212 shares of Series B Convertible Preferred Stock have been issued.
3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, on August 15, 2025 the Corporation filed its Amended and Restated Certificate of Designation of Series C Convertible Preferred Stock ("Certificate of Designation")

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to further amend the Certificate of Designation as it relates to the specific amendments set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the Certificate of Designation relating to such series of preferred stock as follows:

Section 4. (b) is amended and restated in its entirety as follows

Section 4(b) Election of Directors.

i. At all times when Series C Convertible Preferred Stock remains issued and outstanding, (1) the holders of record of the shares of Series C Convertible Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect fifty percent (50%) of the directors of the Corporation (the "***Preferred Directors***"); and (2) the holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the "***At-Large Directors***") provided however that if the holders of record of the shares of Series C Convertible Preferred Stock reduce their number of shares, whether through disposition, or transfer, or their voting power is diluted through future dilutive events, then the aggregate voting power of the Series C Preferred Stock is reduced on a *pro rata basis* for purposes of electing directors and other matters such holders are entitled to vote. For the avoidance of doubt, the intent of the foregoing is that the voting power of the holders of shares of Series C Preferred Stock on all matters submitted to a vote of the stockholders of the Company having general voting rights shall equal the voting power of the shares of Common Stock issuable upon

conversion of such shares of Series C Preferred Stock (whether or not such shares were convertible as of the applicable record date at the Conversion Ratio), subject to this step-down pro rata provision.

ii. Any Preferred Director elected as provided in Section 4(b)(i) may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the Series C Convertible Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

iii. If the holders of shares of the Series C Convertible Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to Section 4(b)(i), then any directorship not so filled shall remain vacant until such time as the holders of the Series C Convertible Preferred Stock fill such directorship in accordance with Section 4(b)(i).

iv. At any meeting held for the purpose of electing a Preferred Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series C Convertible Preferred Stock shall constitute a quorum for the purpose of electing such Preferred Director.

To the extent there is any inconsistency in any terms or conditions set forth in the Certificate of Designate and this Amendment, the terms and conditions of this Amendment shall control. All other terms and conditions of the Certificate of Designation shall remain in full force and effect, except as modified by this Amendment. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[*Signature Page to Follow*]

IN WITNESS WHEREOF, the Corporation has caused this Designation to be duly executed to be effective October 10, 2025.

BONK, Inc., a Delaware corporation

By: *_/s/Jarett Boon_*
Chief Executive Officer